OMEGA HEALTHCARE INVESTORS, INC.
                           900 Victors Way, Suite 350
                            Ann Arbor, Michigan 48108




                                  May 11, 2000


First Chicago Trust Company
525 Washington Blvd., 3rd Floor
Suite 4660
Jersey City, New Jersey 07310

Attention:  Corporate Actions Administrator


                     Re: Amendment No. 1 to Rights Agreement


Ladies and Gentlemen:

         Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of May 12, 1999, between Omega Healthcare Investors, Inc. (the "Company"), and First Chicago Trust Company, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

          1. Section 1 of the Rights Agreement is hereby amended by adding the following new subsection to Section 1:

                  "`Investment Agreement' shall mean the Investment Agreement, dated as of May __, 2000, by and between the Company and Explorer Holdings, L.P., a Delaware limited partnership (`Purchaser')."

                  "`Stockholders Agreement' shall mean the Stockholders Agreement to be entered into by Purchaser and the Company pursuant to the Investment Agreement'."

          2. Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end of the definition of "Acquiring Person":

                  "Notwithstanding any other provision hereof, (i) in no event will Purchaser (together with its successors, assigns and Permitted Transferees (as defined in the Stockholders Agreement), and their respective successors, assigns and Permitted Transferees, `Authorized Holder'), individually or together with any other Person in which Authorized Holder has, directly or indirectly, an ownership interest (such other Persons, `Related Companies'), or any Affiliate, Associate, director, officer, employer, partner, member or other related Person of Authorized Holder or a Related Company (collectively, a `Related Person' and, together with Authorized Holder and the Related Companies, `Acquiror'), be deemed to be an "Acquiring Person" for purposes hereof, nor shall a Distribution Date, a Stock Acquisition Date, a
                  Triggering Event or any other event hereunder occur as a result of Acquiror's Beneficial Ownership of Common Stock (any such event, an `Acquiror Triggering Event') acquired pursuant to the Investment Agreement and in accordance with the terms of the Stockholders Agreement and (ii) no Acquiror Triggering Event will be deemed to have occurred unless and until (A) Acquiror shall have received written notice from the Company that, notwithstanding the foregoing, the Board of Directors has determined that Acquiror constitutes an Acquiring Person hereunder and, within 30 calendar days after receipt of notice of such determination from the Company, Acquiror shall not have divested itself of Common Stock, cured any breach under the Stockholders Agreement resulting in such Acquiror Triggering Event or taken such other action as it determines, after consultation with counsel, is sufficient, so that an Acquiror Triggering Event is no longer continuing or (B) during any period of twelve consecutive calendar months commencing on the date the Permitted Transferee acquired Beneficial Ownership of Common Stock pursuant to the Stockholders Agreement, such Permitted Transferee who would be an Acquiring Person but for the preceding sentence acquired Beneficial Ownership of more than 2% of the outstanding Common Stock."

          3. Section 1 of the Rights Agreement is hereby amended by adding the following new sentence at the end of that Section:

                  "Notwithstanding anything in this Agreement to the contrary, Acquiror shall not be deemed an Acquiring Person and none of a Distribution Date, a Stock Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Investment Agreement or the consummation of the transactions contemplated by the Investment Agreement (including, without limitation, the consummation of the Additional Equity Financing (as defined in the Investment Agreement))."

          4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

          5. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

          6. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that those provisions of this Amendment No. 1 to the Rights Agreement affecting the rights, duties and responsibility of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois.

          7. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          8. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Investment Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

          9. Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

                                                      Very truly yours,

                                                OMEGA HEALTHCARE INVESTORS, INC.


                                           By:   /s/ Essel W. Bailey, JR.
                                                 ------------------------
                                                 Name:  Essel W. Bailey, Jr.
                                                 Title: Chief Executive Officer

Accepted and agreed to as of the effective time specified above:

FIRST CHICAGO TRUST COMPANY



By:  /s/ Craig Broomfield
     --------------------
      Name:  Craig Broomfield
      Title: Senior Account Manager